Exhibit 99.1

Bank of Commerce Holdings
(NASDAQ: BOCH)
Company Press Release

Company Profile
•	Founded 1982

•	Five offices — three markets

•	Redding Bank of Commerce™

•	Roseville Bank of Commerce™

•	Sutter Bank of Commerce™

•	Bank of Commerce Mortgage™
Investor Highlights
•	5% stock dividend — 1986

•	Annual cash dividends — 1988

•	Two for one stock split — 1985

•	Three for one stock split — 1998

•	10% stock dividend — 2000

•	Three for one stock split — 2004

•	Quarterly dividends — 2005

•	ACQB Index — America’s Community Bank Index
Business Overview
Bank of Commerce Holdings (the “Holding Company”) is a financial holding company (“FHC”) registered under the Bank Holding Company Act of 1956, as amended, and was incorporated in California on January 21, 1982. The Company owns Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™.
Contact Information
Michael C. Mayer, President & CEO
Telephone (530) 224-7361
Linda J. Miles, Chief Financial Officer
Telephone (530) 224-7318
www.reddingbankofcommerce.com
Market Data
Exchange: NASDAQ
Symbol: BOCH
Shares outstanding at 6/20/06: 8,729,072
Market Cap: $89,472,988
Recent Price : $10.25
52 week range: $9.14 - $12.00
Price/ Book (%): 221.38
SNL™ Peer Price/Book (%): 224.18
Price/Earnings (x): 14.24
SNL™ Peer Price/Earnings (x): 16.86
Price/LTM EPS (x): 14.04
Dividend Yield (%): 2.73
SNL ™ Peer Dividend Yield(%): 0.88
YTD Volume traded: 267,887
Insider Ownership: 34.15%
For immediate release:
Bank of Commerce Holdings, announces a cash dividend totaling $0.07 per share for the quarter

REDDING, California, June 21, 2006/ PR Newswire — Michael C. Mayer, President and CEO of Bank of Commerce Holdings (NASDAQ: BOCH), a $550 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ today announced a $0.07 cents per share dividend for the 2nd quarter 2006.
“At the Board’s June meeting, management was requested to make its recommendation for a cash dividend. Based upon the quarterly dividend payment plan adopted in 2005, the Board of Directors has voted to pay a $0.07 per share dividend, a 16.7% increase over the prior year”, said Michael C. Mayer, President and CEO.
The $0.07 per share quarterly cash dividend will be paid to shareholders of record as of June 30, 2006, payable on July 7, 2006.
The Company is a federally insured California banking corporation and opened on October 22, 1982. Redding Bank of Commerce has four full service offices.
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™. The Company is a federally insured California banking corporation and opened on October 22, 1982.
BOCH is a NASDAQ National Market listed stock. Please contact your local investment advisor for purchases and sales. Investment firms making a market in BOCH stock are:
Hoefer & Arnett/ Dave Bonaccorso
555 Market Street
San Francisco, California
(800) 346-5544
Raymond James Financial/ Geoff Ball
1805 Hilltop Drive, Suite 106
Redding, California
(800) 926-5040
Morgan Stanley/ Rick Hill
310 Hemsted Drive, Suite 100
Redding, California
(800) 733-6126
Wachovia Securities/ Ken Myers, Rick Hansen
10466 Brunswick Road
Grass Valley, California
(888) 383-3112